Exhibit 99.1

EARNINGS RELEASE

By:	Expeditors International of Washington, Inc. 1015 Third Avenue, Suite 1200 Seattle, Washington 98104

	CONTACTS:	R. Jordan Gates	Bradley S. Powell
		President and Chief Operating Officer	Chief Financial Officer
		(206) 674-3427	(206) 674-3412

FOR IMMEDIATE RELEASE

EXPEDITORS ISSUES EARNINGS GUIDANCE

SEATTLE, WASHINGTON – July 10, 2009, Expeditors International of Washington, Inc. (NASDAQ:EXPD) announced today that its results for the second quarter of 2009 would likely fall within the range of $.24 to $.26 per share1 as compared with $.32 per share1 for the same quarter of 2008. This is short of the current consensus expectation of $.30 per share1.

“It goes without saying that 2009 has been an unusual year. While we did observe some quarter-end strength during the month of June, volumes were still below what we experienced in June 2008. Preliminary figures indicate that our 2009 second quarter results will not fall within the range of analysts’ published estimates,” said Peter J. Rose, Chairman and Chief Executive Officer. “We hasten to add, that analysts’ estimates are not the same as our own internal expectations. It is these internal expectations that form the foundation of our long-term strategy. We feel very confident about how we are currently positioned. We have strong cash flow and a great cash position which allows us to maintain our investments in our core assets, our people and our customers. We continue to enhance operational efficiency while focusing on increasing market share. From experience, we know that market contractions will eventually turn. When it turns, we intend to be ready to meet our customers’ expectations, with our people and our culture intact,” Rose concluded.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 183 full-service offices, 66 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Expeditors is scheduled to release its second quarter 2009 results on August 4, 2009, before the market opens.

[1]	Diluted earnings attributable to shareholders per share.

Certain portions of this release contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties, including estimated range of diluted earnings attributable to shareholders per share. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our ability to maintain consistent and stable operating results, future success of our business model, ability to perpetuate profits, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors and other risks, risk factors and uncertainties detailed in our Annual and Quarterly Reports filed with the Securities and Exchange Commission.